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                                                                Exhibit 99.1

INVESTOR CONTACT                                MEDIA CONTACT
----------------                                -------------
KEN SGRO                                        MATTHEW COSSOLOTTO
CEOCAST, INC.                                   OVATIONS INTERNATIONAL, INC.
PHONE: 212-732-4300                             PHONE: 914-245-9721
KENSGRO@CEOCAST.COM                             MATTHEW@OVATIONS.COM
-------------------                             --------------------


APPLIED DIGITAL SOLUTIONS ANNOUNCES IMPROVED FINANCIAL RESULTS FOR THE SECOND QUARTER AND FIRST HALF OF 2003

Positive EPS of $0.18 includes one-time gain from debt forgiveness -- Net worth jumps over $78 million from the previous quarter

VeriChip Corporation recognizes revenue for the first time

PALM BEACH, FL - AUGUST 14, 2003 - APPLIED DIGITAL SOLUTIONS, INC. (NASDAQ:
ADSX), an advanced technology development company, today reported its consolidated results for the second quarter ended June 30, 2003. The Company's consolidated financial results include the balance sheets, operating results and cash flows of its majority-owned subsidiaries, Digital Angel Corporation (AMEX: DOC), and InfoTech USA, Inc., formerly SysComm International Corporation (OTC: IFTH).

Net income from continuing operations for the three-month period ended June 30, 2003, was $56.8 million, or $0.18 per share, including a $70.4 million one-time gain for forgiveness of indebtedness due to the satisfaction of the Company's debt obligation to IBM Credit, LLC. Second quarter net income compares to a net loss from continuing operations of $19.5 million, or $(0.07) per share, for the year-ago quarter.

The Company's cash balance increased by over $700,000 due to stricter internal cash management and the acceleration of collections from accounts receivable. Net worth increased by over $78 million to $14.3 million.

Revenue from continuing operations in the second quarter of 2003 was $20.9 million, compared with $25.8 million for the year-ago quarter.

The Company also announced today that it is increasing its investment in Digital Angel Corporation (DOC). Commenting on DOC, Scott R. Silverman, Chairman and CEO of Applied Digital Solutions, said: "Management believes DOC is greatly undervalued at the present time given the growth opportunities for its proprietary animal identification, bio-sensing, and personal safeguard/emergency location technologies." Mr. Silverman has recently joined the Board of


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Directors of DOC, and the Company will soon nominate one additional Director to DOC's Board.

Included in the Company's second quarter results is revenue of $148,000 from its wholly-owned subsidiary, VeriChip Corporation. Although this represents only a percentage of VeriChip license fees and product sales to date, the second quarter results reflect the first revenue recognition for this subsidiary.

For the six months ended June 30, 2003, the Company reported revenue from continuing operations of $46.0 million and net income from continuing operations of $30.0 million or $0.10 per share. In comparison, the Company reported revenues from continuing operations for the six months ended June 30, 2002, of $54.1 million and a net loss from continuing operations of $44.2 million or $(0.17) per share.

REMINDER: The Company will hold a conference call today at 4:30 p.m. (ET). U.S.-based participants should call 888-359-6744; International participants should call 706-679-0604. There will be a playback available as well. To listen to the playback, please call 800-642-1687 (U.S.) or 706-645-9291 (International). Please use pass code 2238541 for the replay. This call is being webcast by ViaVid Broadcasting at www.viavid.net/detailpage.aspx?sid=00001675 and can also be accessed at Applied Digital's website at www.adsx.com. The webcast can be accessed until August 28, 2003, either by the telephone replay or Internet site.

About VeriChip(TM)
VeriChip is a subdermal, radio frequency identification (RFID) device that can be used in a variety of security, financial, emergency identification and other applications. About the size of a grain of rice, each VeriChip product contains a unique verification number that is captured by briefly passing a proprietary scanner over the VeriChip. A small amount of radio frequency energy passes from the scanner energizing the dormant VeriChip, which then emits a radio frequency signal transmitting the verification number. In October 2002, the US Food and Drug Administration (FDA) ruled that VeriChip is not a regulated device with regard to its security, financial, personal identification/safety applications but that VeriChip's healthcare information applications are regulated by the FDA. VeriChip Corporation is a wholly owned subsidiary of Applied Digital Solutions (NASDAQ: ADSX). For more information about VeriChip, visit www.adsx.com.

About Digital Angel Corporation

On March 27, 2002, Digital Angel Corporation completed a merger with Medical Advisory Systems, Inc., which for two decades has operated a 24/7, physician-staffed response center in Owings, Maryland. Prior to the merger, Digital Angel Corporation was a 93% owned subsidiary of Applied Digital Solutions, Inc. (Nasdaq: ADSX - News), which now is the majority owner of the company. Digital Angel(TM) technology represents the first-ever combination of advanced sensors and web-enabled wireless telecommunications linked to Global Positioning Systems (GPS). By utilizing advanced sensor capabilities, Digital Angel is able to monitor key


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functions -- such as ambient temperature and physical movement -- and transmit that data, along with accurate emergency location information, to a ground station or monitoring facility. The company also invented, manufactures and markets implantable identification microchips the size of a grain of rice for use in humans, companion pets, fish, and livestock. Digital Angel Corp. owns the patents for its inventions in all applications of the implantable microchip technology for humans and animals. For more information about Digital Angel Corp., visit www.digitalangelcorp.com.

About Applied Digital Solutions, Inc.
Applied Digital Solutions is an advanced technology development company that focuses on a range of life-enhancing, personal safeguard technologies, early warning alert systems, miniaturized power sources and security monitoring systems combined with the comprehensive data management services required to support them. Through its Advanced Technology Group, the company specializes in security-related data collection, value-added data intelligence and complex data delivery systems for a wide variety of end users including commercial operations, government agencies and consumers. Applied Digital Solutions is the beneficial owner of a majority position in Digital Angel Corporation. For more information, visit the company's website at http://www.adsx.com.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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